Exhibit 2.1
Execution Copy
PURCHASE AND SALE AGREEMENT
BY AND AMONG
WILLIAMS ENERGY SERVICES, LLC
WILLIAMS FIELD SERVICES GROUP, LLC
WILLIAMS FIELD SERVICES COMPANY, LLC
WILLIAMS PARTNERS GP LLC
WILLIAMS PARTNERS L.P.
AND
WILLIAMS PARTNERS OPERATING LLC
NOVEMBER 16, 2006

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Construction	8

ARTICLE 2 CONTRIBUTION AND CLOSING	8
2.1 Contribution	8
2.2 Consideration	9
2.3 Closing and Closing Deliveries	8
2.4 Purchase Price Adjustment	9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES	13
3.1 Organization	13
3.2 Authority and Approval	13
3.3 No Conflict; Consents	14
3.4 Capitalization; Title to Subject Interest	15
3.5 Financial Statements; Internal Controls; Undisclosed Liabilities	15
3.6 Title to Assets	16
3.7 Litigation; Laws and Regulations	16
3.8 No Adverse Changes	16
3.9 Taxes	17
3.10 Environmental Matters	17
3.11 Condition of Assets	18
3.12 Licenses; Permits	18
3.13 Contracts	18
3.14 Employees and Employee Benefits	20
3.15 Transactions with Affiliates	21
3.16 Insurance	21
3.17 Regulation	21
3.18 Brokerage Arrangements	22
3.19 Liabilities Associated with Natural Gas Contracts	22
3.20 Investment Intent	22
3.21 Waivers and Disclaimers	22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES	23
4.1 Organization and Existence	23
4.2 Authority and Approval	24
4.3 No Conflict; Consents	24
4.4 Brokerage Arrangements	25
4.5 Litigation	25
4.6 Valid Issuance; Listing	25

ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS	26
5.1 Operation of Four Corners LLC	26
5.2 Access to Books and Records	28
5.3 Cooperation; Further Assurances	28

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5.4 Approval of the Common Units Issuable Upon Conversion of the Equity Consideration	27
5.5 New York Stock Exchange Approval	27
5.6 Termination of Loan Agreement	28
5.7 Consent and Waiver	30

ARTICLE 6 CONDITIONS TO CLOSING	30
6.1 Conditions to the Obligation of the Buyer Parties	30
6.2 Conditions to the Obligation of the Seller Parties	31

ARTICLE 7 TAX MATTERS	33
7.1 Liability for Taxes	33
7.2 Tax Returns	34
7.3 Tax Treatment of Indemnity Payments	35
7.4 Transfer Taxes	35
7.5 Survival	35
7.6 Conflict	35

ARTICLE 8 TERMINATION	35
8.1 Events of Termination	35
8.2 Effect of Termination	36

ARTICLE 9 INDEMNIFICATION UPON CLOSING	37
9.1 Indemnification of the Buyer Parties and Four Corners LLC	37
9.2 Indemnification of the Seller Parties	37
9.3 Tax Indemnification	37
9.4 Survival	37
9.5 Demands	38
9.6 Right to Contest and Defend	38
9.7 Cooperation	39
9.8 Right to Participate	39
9.9 Payment of Damages	40
9.10 Limitations on Indemnification	40
9.11 Sole Remedy	41

ARTICLE 10 MISCELLANEOUS	41
10.1 Expenses	41
10.2 Notices	41
10.3 Governing Law	42
10.4 Public Statements	42
10.5 Entire Agreement; Amendments and Waivers	42
10.6 Conflicting Provisions	43
10.7 Binding Effect and Assignment	43
10.8 Severability	43
10.9 Interpretation	43
10.10 Headings and Disclosure Schedules	44
10.11 Multiple Counterparts	44

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10.12 Action by Buyer Parties	44

Exhibit A –	Contribution, Conveyance and Assumption Agreement

Exhibit B –	Form of Amendment No. 3 to Amended and Restated Agreement of Limited Partners of Williams Partners L.P.

Exhibit C –	Purchase Price Adjustment Assumptions

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (the “Agreement”) is made and entered into as of November 16, 2006, by and among Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Field Services Group, LLC, a Delaware limited liability company (“WFS Group”), Williams Field Services Company, LLC, a Delaware limited liability company (“WFS Company”), Williams Partners GP LLC (the “General Partner,” and with WES, WFS Group and WFS Company, the “Seller Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company,” and with the Partnership, the “Buyer Parties”).
W I T N E S S E T H:
WHEREAS, WFS Company owns a 74.9% limited liability company membership interest (the “Subject Interest”) in Williams Four Corners LLC, a Delaware limited liability company (“Four Corners LLC”);
WHEREAS, the Seller Parties desire to transfer and convey the Subject Interest to the Partnership pursuant to the terms of this Agreement and the Contribution Agreement (as defined herein), and the Partnership desires to acquire all of such interest in accordance with the terms of such agreements;
WHEREAS, following the completion of the contribution of the Subject Interest to the Partnership pursuant to the terms of this Agreement and the Contribution Agreement, the Operating Company will hold a 100.0% limited liability company membership interest in Four Corners LLC.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accounting Referee” has the meaning ascribed to such term in Section 2.4(d).

“Additional General Partner Units” shall have the meaning ascribed to such term in Section 2.2.

“Additional GP Interest” means the dollar amount equal to 2/98ths of the product of the Gross Underwritten Price Per Unit times the aggregate number of Common Units and Class B Units issued in the Equity Financing Transactions and as Equity Consideration.

“Adjustment Amount” has the meaning ascribed to such term in Section 2.4(a).

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person.

“Aggregate Consideration” shall have the meaning ascribed to such term in Section 2.2.

“Agreement” has the meaning ascribed to such term in the preamble.

“Amendment No. 3” means Amendment No. 3 to the Partnership Agreement in substantially the form attached as Exhibit B hereto.

“Ancillary Documents” means the Seller Ancillary Documents and the Buyer Ancillary Documents.

“Applicable Law” has the meaning ascribed to such term in Section 3.3.

“Associated Employees” has the meaning ascribed to such term in Section 3.14.

“Benchmark Amount” has the meaning ascribed to such term in Exhibit C.

“Buyer Ancillary Documents” means each agreement, document or certificate to be delivered by the Buyer Parties at Closing pursuant to Section 2.3(c), including the Contribution Agreement and Amendment No. 3.

“Buyer Material Adverse Effect” means a material adverse effect on or change in the ability of any Buyer Party to perform its obligations under this Agreement or the Buyer Ancillary Documents or to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Documents.

“Buyer Financing Transactions” means one or more of the following: (i) the underwritten public offering by the Partnership of Common Units, (ii) the private placement by the Partnership of registered Common Units and unregistered Class B Units with third-party investors and (iii) the public and/or private offering by the Partnership and Williams Partners Finance Corporation of debt securities.

“Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 9.1.

“Buyer Parties” has the meaning ascribed to such term in the preamble.

“Buyer Parties Closing Certificate” shall have the meaning ascribed to such term in Section 6.2.

“Cash Consideration” shall have the meaning ascribed to such term in Section 2.2.

“Ceiling Amount” shall have the meaning ascribed to such term in Section 9.10.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Class B Units” means the Class B units representing limited partner interests in the Partnership established by Amendment No. 3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Conflicts Committee” means the conflicts committee of the board of directors of the General Partner.

“Contribution Agreement” shall have the meaning ascribed to such term in Section 2.1.

“control,” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Closing” shall have the meaning ascribed to such term in Section 2.1.

“Closing Date” shall have the meaning ascribed to such term in Section 2.3.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible Amount” shall have the meaning ascribed to such term in Section 9.10.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Time” shall have the meaning ascribed to such term in Section 2.3.

“Environmental Laws” means, without limitation, the following laws, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment.

“Equity Consideration” shall have the meaning ascribed to such term in Section 2.2.

“Equity Financing Transactions” means the transactions described in clauses (i) and (ii) of the definition of Buyer Financing Transactions.

“ERISA” has the meaning ascribed to such term in Section 3.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated June 20, 2006, of Four Corners LLC.

“Expense Reduction Amount” has the meaning ascribed to such term in Section 2.4(c).

“Financial Statements” has the meaning ascribed to such term in Section 3.5.

“Four Corners LLC” has the meaning ascribed to such term in the recitals.

“Four Corners Material Adverse Effect” means a material adverse effect on or change in (i) the business, assets, liabilities, properties, financial condition or results of operations of Four Corners LLC or its assets or that materially adversely affects its business, other than any effect or change (x) in the natural gas gathering and processing industry generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable law) or (y) in United States or global economic conditions or financial markets in general, provided that in the case of clauses (x) and (y) the impact on Four Corners LLC is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of any Seller Party to perform its obligations under the Agreement or the Seller Ancillary Documents or to consummate the transactions contemplated by this Agreement or the Seller Ancillary Documents.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning ascribed to such term in the preamble.

“General Partner Unit” shall have the meaning ascribed to such term in the Partnership Agreement.

“Governmental Authority” means any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.

“Gross Underwritten Price Per Unit” means the price per Common Unit to investors (before underwriting discounts and commissions, placement fees or other expenses) in the Equity Financing Transaction described in clause (i) of the definition of Buyer Financing Transactions.

“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

“HSR Act” shall have the meaning ascribed to such term in Section 3.3(b).

“Indemnity Claim” shall have the meaning ascribed to such term in Section 9.5.

“Knowledge,” as used in this Agreement with respect to a Party, means the actual knowledge of that Party’s designated personnel after reasonable inquiry. The designated personnel for Seller Parties are Alan Armstrong, Don Chappel, Mac Hummel and Robert Cronk. The designated personnel for Buying Parties are Alan Armstrong, Mary Jane Bittick and Craig Rainey.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.

“Material Contract” has the meaning ascribed to such term in Section 3.13.

“Notice” shall have the meaning ascribed to such term in Section 10.2.

“Operating Company” has the meaning ascribed to such term in the preamble.

“Ownership Percentage” means with respect to the (i) Buyer Parties, 25.1%, and (ii) Seller Parties, 74.9%.

“Parties” means the Buyer Parties and the Seller Parties.

“Partnership” has the meaning ascribed to such term in the preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date.

“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of Four Corners LLC’s assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of Four Corners LLC’s assets, taken as a whole, (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) liens supporting surety bonds, performance bonds and similar obligations issued in connection with Four Corners LLC’s business.

“Permits” shall have the meaning ascribed to such term in Section 3.12.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Plans” has the meaning ascribed to such term in Section 3.14.

“Present Value” means (1) the present value of projected EBITDA from the Section 2.4 Volumes immediately after the Section 2.4 Transaction using the assumptions for Section 2.4 Volumes (with respect to the period immediately preceding the Section 2.4 Transaction), gathering and processing fee revenues, allocations of operating and maintenance expenses, general and administrative expenses and well-connection capital expenses set forth on Exhibit C hereto less (2) the amount of the present value of the reduction in forecasted capital or operating expense amounts that would have otherwise been necessary for Four Corners to incur absent a reduction in or termination of Section 2.4 Volumes as a result of a Section 2.4 Transaction. For any purposes of any determination of Present Value, such calculation shall be made using the end-of-year convention for the discount rate.

“Refund Amount” has the meaning ascribed to such term in Section 2.4(c).

“Reservation” means the Jicarilla Apache Indian Reservation located in the State of New Mexico.

“ROW Agreement” means the Right-of-Way Renewal Agreement, entered into on January 21, 1998 (the date approved by the United States Secretary of the Interior), among the Tribe, WFS Company, Williams Gas Processing Company and Williams Gas Processing Company – Blanco Inc.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning ascribed to such term in Section 4.8(a).

“Section 2.4 Assets” means all those gathering and other assets of Four Corners located on the Reservation.

“Section 2.4 Cash” has the meaning ascribed to such term in Section 2.4(a).

“Section 2.4 Transaction” has the meaning ascribed to such term in Section 2.4(a).

“Section 2.4 Volumes” means those natural gas volumes that are sourced from wells located on or gathered across the Reservation.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Aggregated Group” has the meaning ascribed to such term in Section 3.14.

“Seller Ancillary Documents” means each agreement, document or certificate to be delivered by the Seller Parties at Closing pursuant to Section 2.3(b), including the Contribution Agreement.

“Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2.

“Seller Parties” has the meaning ascribed to such term in the preamble.

“Seller Parties Closing Certificate” shall have the meaning ascribed to such term in Section 6.1.

“Subject Interest” has the meaning ascribed to such term in the recitals.

“Subordinated Units” means the subordinated units representing limited partner interests in the Partnership.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” shall have the meaning ascribed to such term in Section 7.2.

“Tax Losses” shall have the meaning ascribed to such term in Section 7.1.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.4.

“Tribe” means the Jicarilla Apache Indian Tribe.

“WES” has the meaning ascribed to such term in the preamble.

“WFS Company” has the meaning ascribed to such term in the preamble.

“WFS Group” has the meaning ascribed to such term in the preamble.

“Williams” means The Williams Companies, Inc., a Delaware corporation.

“Williams Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which Williams is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes Four Corners LLC.

1.2	Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE 2
CONTRIBUTION AND CLOSING
2.1	Contribution.

At the closing of the transactions contemplated hereby (the “Closing”), the Subject Interest shall be contributed by the Seller Parties to the Buyer Parties, as more specifically set forth in that certain Contribution, Conveyance and Assumption Agreement to be entered into by and among the Parties at the Closing (the “Contribution Agreement”) in substantially the form attached as Exhibit A hereto.

2.2	Consideration.
(a)	The aggregate consideration of $1.223 billion (the “Aggregate Consideration”) shall consist of, subject to adjustment as provided in Section 2.4:
(i)	an amount in cash (the “Cash Consideration”) equal to the aggregate net proceeds to the Partnership from the Buyer Financing Transactions;

(ii)	such number of Class B Units (the “Equity Consideration”) having an aggregate dollar value equal to the remainder of the dollar amount of Aggregate Consideration minus the aggregate dollar amount of the Cash Consideration and the Additional GP Interest, where (A) the dollar value per Class B Unit for purposes of this Section 2.2(a) shall be the Gross Underwritten Price Per Unit and (B) such Class B Units shall have rights and preferences contained in Amendment No. 3 and shall be convertible, as set forth in Amendment No. 3, into Common Units; provided, the aggregate dollar value of such Equity Consideration shall not exceed $325.0 million; and

(iii)	(A) the increase in the capital account of the General Partner by an amount equal to the Additional GP Interest and (B) a number of General Partner Units equal to 2/98ths of the aggregate number of Common Units and Class B Units issued by the Partnership in the Equity Financing Transactions and as Equity Consideration (the “Additional General Partner Units”)
(b)	The Cash Consideration shall be paid by the Partnership at the Closing by wire or interbank transfer of immediately available funds to the account(s) specified by the Seller Parties in, or pursuant to, the Contribution Agreement.

(c)	The Equity Consideration shall be issued by the Partnership to the General Partner or its designee(s), as provided in, or pursuant to, the Contribution Agreement.

(d)	The Additional General Partner Units shall be issued by the Partnership to the General Partner as provided in, or pursuant to, the Contribution Agreement.
2.3	Closing and Closing Deliveries.
(a)	The closing of the contribution of the Subject Interest pursuant to this Agreement and the Contribution Agreement will be held at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 on or before the third business day following satisfaction or waiver of the conditions to Closing set forth in Article 6, commencing at 9:00 a.m., Houston, Texas time, or such other place, date and time as may be mutually agreed upon by the Parties. The “Closing Date,” as referred to herein, shall mean the date of the Closing. The Closing shall be deemed to be effective as of 12:01 a.m., Houston, Texas time, on the Closing Date (the “Effective Time”).

(b)	At the Closing, the Seller Parties shall deliver, or cause to be delivered, to the Buyer Parties the following:
(i)	A counterpart of the Contribution Agreement, duly executed by each Seller Party;

(ii)	The Seller Parties’ Closing Certificate (as defined herein), duly executed by, or on behalf of, each of the Seller Parties;

(iii)	A certificate evidencing the Subject Interest, endorsed in blank, or accompanied by stock powers in blank duly executed by WFS Company;

(iv)	A certificate of good standing of recent date of Four Corners LLC; and

(v)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Buyer Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
(c)	At the Closing, the Buyer Parties shall deliver, or cause to be delivered, to the Seller Parties the following:
(i)	A counterpart of the Contribution Agreement, duly executed by each Buyer Party;

(ii)	The Cash Consideration as provided in Section 2.2(b);

(iii)	The Equity Consideration, consisting of one or more certificates representing Class B Units issued in the name(s) specified in writing by the General Partner, as provided in Section 2.2(c);

(iv)	The Buyer Parties’ Closing Certificate (as defined herein), duly executed by, or on behalf of, each of the Buyer Parties;

(v)	The capital account of the General Partner shall be increased by the amount of the Additional GP Interest and the Additional General Partner Units shall be issued by the Partnership to the General Partner; and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Seller Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.
2.4	Purchase Price Adjustment.
(a)	Subject to the provisions of this Section 2.4, the Parties acknowledge and agree that the Seller Parties desire to compensate the Buyer Parties for any diminution in value resulting from a Section 2.4 Transaction (as defined below); provided, any such diminution in value shall take into account those changes associated with the Section 2.4 Transaction or directly resulting therefrom but shall not take into account the performance of the Section 2.4 Assets, commodity prices or market conditions generally. In that connection, if within three years following the Closing Date, Four Corners engages in any transaction that results in a sale, partial sale, an amended ROW Agreement or any other agreement (including, without limitation, a joint venture agreement) (a “Section 2.4 Transaction”) with the Tribe and, as a result, the Present Value to Four Corners of its resulting interest in the Section 2.4 Volumes, plus the amount of any cash (“Section 2.4 Cash”) received as consideration for such Section 2.4 Transaction, is less than the Benchmark Amount, the Seller Parties shall pay to the Buyer Parties an amount (the “Adjustment Amount”) equal to the Benchmark Amount less the sum of such Present Value plus the amount of any such Section 2.4 Cash; provided, that the Seller Parties shall not be required to pay the Adjustment Amount unless such amount is in excess of $500,000, in which event the entire amount shall be payable.

(b)	Within 30 days following the execution of a Section 2.4 Transaction, the Seller Parties shall calculate the Adjustment Amount (which may be zero) and deliver written notice of the amount so calculated, together with such materials supporting such calculation as they may elect to provide or as may be reasonably requested by the Conflicts Committee, to the Buyer Parties in care of the Conflicts Committee. Upon receipt of such notice, the Buyer Parties shall have 60 days to accept or reject such amount(s) submitted by the Seller Parties and to deliver written notice of such acceptance or rejection back to the Seller Parties. In the event of acceptance, within five days of the receipt thereof, the Seller Parties shall pay to the Partnership the Adjustment Amount by wire or interbank transfer of immediately available funds to the account(s) specified by the Partnership. In the event of rejection, the Adjustment Amount shall be determined in the manner provided in Section 2.4(d).

(c)	If the Section 2.4 Transaction is a sale of all of the Partnership’s interest in the Section 2.4 Volumes, then if, within 12 months following the closing of such sale, the Buyer Parties or any of their subsidiaries enter into one or more agreements or other arrangement for the gathering or processing of Section 2.4 Volumes, the Buyer Parties shall pay to the Seller Parties an amount (the “Refund Amount”) the present value of the EBITDA to be received pursuant to any such agreements, which present value shall be calculated in a manner consistent with the calculation of the Adjustment Amount; provided, that the Refund Amount may not exceed the Adjustment Amount. Within 30 days following the execution of such an agreement, the Seller Parties shall calculate the Refund Amount, if any, and deliver written notice of the amount so calculated, together with such materials supporting such calculation as they may elect to provide, to the Buyer Parties in care of the Conflicts Committee. Upon receipt of such notice, the Buyer Parties shall have 60 days to accept or reject the amount submitted by the Seller Parties and to deliver written notice of such acceptance or rejection back to the Seller Parties. In the event of acceptance, within five days of the receipt thereof, the Buyer Parties shall pay to the Seller Parties the Refund Amount by wire or interbank transfer of immediately available funds to the account(s) specified by the Seller Parties. In the event of rejection, the Refund Amount shall be determined in the manner provided in Section 2.4(d).

(d)	If the Buyer Parties reject the calculation of the Adjustment Amount pursuant to Section 2.4(b) and/or the calculation of the Refund Amount pursuant to Section 2.4(c), the determination of such amounts shall be resolved by referring the disputed amounts for resolution to a firm of independent accountants of nationally recognized standing (the “Accounting Referee”) to be selected in the following manner: (i) the Parties shall have seven days following the expiration of the time periods referred to in such sections, to mutually agree on the identity of the Accounting Referee or, (ii) if the Parties are unable to agree on an Accounting Referee pursuant to the preceding clause (i), the Seller Parties will select three candidates and deliver a written notice containing the names of such candidates to the Buyer Parties (in care of the Conflicts Committee) within five days of the expiration of the seven-day period referred to in the preceding clause (i) and within five days of receiving such notice, the Buyer Parties will select one of such three candidates to serve as the Accounting Referee. The Accounting Referee may not be otherwise engaged by the Seller Parties or the Buyer Parties, or their respective affiliates, in connection with the transactions contemplated under this Agreement and may not have performed any material services on behalf of the Seller Parties or the Buyer Parties, or their respective affiliates, during the three years immediately preceding the date of this Agreement. Once the Accounting Referee has been selected, the Seller Parties and the Buyer Parties shall each submit their respective calculations of the disputed amounts to the Accounting Referee, together with any supporting materials, within five days. After receipt thereof, the Accounting Referee shall determine the disputed amounts in the manner provided in this Section 2.4 within thirty (30) days; provided, the amount of the Adjustment Amount or Refund Amount, as applicable, determined by the Accounting Referee shall be no greater than the higher amount submitted and no lower than the lower amount submitted. The authority of the Accounting Referee shall be limited to determining disputed amounts submitted to it. The Accounting Referee shall have no right or authority to award interest or penalties or to grant or award damages of any kind (including indirect, consequential, punitive or exemplary damages). The determination of such amounts by the Accounting Referee shall be final and binding on the Parties. The fees and expenses of the Accounting Referee shall be borne equally by the Seller Parties, on one hand, and the Buyer Parties, on the other hand. Within five days of the receipt of a calculation by the Accounting Referee, (i) the Seller Parties shall (in the case of the Adjustment Amount) and (ii) the Buyer Parties shall (in the case of the Refund Amount), in either case, pay such amount by wire or interbank transfer of immediately available funds to the account(s) specified by the other Party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
The Seller Parties hereby represent and warrant to the Buyer Parties as follows:
3.1	Organization.
(a)	Each of WES, WFS Company, WFS Group and the General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	Four Corners LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Four Corners LLC is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect.
3.2	Authority and Approval.
(a)	Each of the Seller Parties has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Seller Parties have been duly authorized and approved by all requisite limited liability company action of each of the Seller Parties. This Agreement has been duly executed and delivered by each of the Seller Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Seller Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Seller Parties has full limited liability company power and authority to execute and deliver each Seller Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Seller Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Seller Parties thereto have been duly authorized and approved by all requisite limited liability company action of each such party. When executed and delivered by each of the parties party thereto, each Seller Ancillary Document will constitute a valid and legally binding obligation of each of the Seller Parties that is a party thereto enforceable against each such party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3	No Conflict; Consents.

Except as set forth on Disclosure Schedule 3.3:
(a)	the execution, delivery and performance of this Agreement by each of the Seller Parties does not, and the execution, delivery and performance of each of the Seller Ancillary Documents by the Seller Parties party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents, bylaws or equivalent governing instruments of any Seller Party, Williams or Four Corners LLC, (ii) violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Seller Parties, Williams, Four Corners LLC or Four Corners LLC’s assets or business (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, (a) any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Seller Parties or Four Corners LLC is a party or by which it or any of its assets are bound or (b) any material indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Williams is a party; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of Four Corners LLC’s assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Four Corners Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Seller

Parties, Williams or Four Corners LLC in connection with the execution, delivery, and performance of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Four Corners Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing) and are reasonably expected to be obtained in the ordinary course of business following the Closing or (iii) pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
3.4	Capitalization; Title to Subject Interest.
(a)	WFS Company owns beneficially and of record the Subject Interest free and clear of all Liens. The Subject Interest is not subject to any agreements or understandings with respect to the voting or transfer of the Subject Interest (except the contribution of the Subject Interest contemplated by this Agreement and the Contribution Agreement, as may be contained in the Existing LLC Agreement and restrictions under applicable federal and state securities laws). The Subject Interest has been duly authorized and is validly issued, fully paid (to the extent required under the Existing LLC Agreement) and non-assessable (except as provided under the Delaware LLC Act or the Existing LLC Agreement).

(b)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, Four Corners LLC or any of the Seller Parties to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in Four Corners LLC, except the contribution of the Subject Interest as contemplated by this Agreement and the Contribution Agreement and as may be contained in the Existing LLC Agreement.
3.5	Financial Statements; Internal Controls; Undisclosed Liabilities.
(a)	Exhibit 99.4 to the Current Report on Form 8-K/A filed by the Partnership with the SEC on August 10, 2006 sets forth true and complete copies of the audited balance sheets and statements of income (loss), comprehensive income (loss) and members’ equity, and statements of cash flow as of and for the fiscal years ended December 31, 2003, 2004 and 2005 for Four Corners LLC’s accounting predecessor (the “Audited Financial Statements”). Disclosure Schedule 3.5 sets forth a true and complete copy of the unaudited balance sheet and statements of income (loss), comprehensive income (loss) and members’ equity, and statements of cash flow as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 for Four Corners LLC and its accounting predecessor (the “Unaudited Financial Statements,” and with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Four Corners LLC or its accounting predecessor, as the case may be, as of such dates and the results of operations of Four Corners LLC or its accounting predecessor, as the case may be, for such periods. There are no off-balance sheet arrangements that have or are reasonably likely to have a Four Corners Material Adverse Effect.

(b)	There are no liabilities or obligations of Four Corners LLC (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Financial Statements, and (ii) current liabilities incurred in the ordinary course of business since December 31, 2005.
3.6	Title to Assets.

Except as set forth on Disclosure Schedule 3.6, Four Corners LLC has good and indefeasible title to the fee owned and leased real property and the improvements thereon that comprise a portion of its assets and satisfactory title to the pipeline rights-of-way and easements that comprise a portion of its assets, in each case, free and clear of any Liens, except for Permitted Liens.

3.7	Litigation; Laws and Regulations. Except as set forth on Disclosure Schedule 3.7:
(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Seller Parties’ Knowledge, threatened against or affecting Four Corners LLC or its assets or businesses or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting Four Corners LLC or its assets or businesses, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect.

(b)	Four Corners LLC is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect.
3.8	No Adverse Changes.

Except as set forth on Disclosure Schedule 3.8 or as described in the Financial Statements, since June 20, 2006:
(a)	there has not been a Four Corners Material Adverse Effect;

(b)	Four Corners LLC’s assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c)	there has not been any material damage, destruction or loss to any material portion of Four Corners LLC’s assets, whether or not covered by insurance

(d)	there has been no delay in, or postponement of, the payment of any liabilities by Four Corners in excess of $5,000,000;

(e)	none of the items described in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv) and (xv) of Section 5.1(b) has occurred; and

(f)	there is no contract, commitment or agreement to do any of the foregoing.
3.9	Taxes.

Except as would not reasonably be expected to have a Four Corners Material Adverse Effect, (a) Four Corners LLC has filed or the Seller Parties and their Affiliates have caused to be filed all Tax Returns required to be filed by Four Corners LLC or with respect to its assets on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Four Corners LLC or with respect to its assets which are or have become due have been timely paid in full; (c) there are no Liens on the Subject Interest or on any of Four Corners LLC’s assets that arose in connection with any failure (or alleged failure) to pay any Tax on any such assets or with respect to such Interest, other than Liens for Taxes not yet due and payable; and (d) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Four Corners LLC or its assets.

3.10	Environmental Matters.

Except as set forth in Disclosure Schedule 3.10 or as would not reasonably be expected, individually or in the aggregate, to have a Four Corners Material Adverse Effect: (i) Four Corners LLC and its assets, operations and businesses are in compliance with applicable Environmental Laws; (ii) no circumstances exist with respect to Four Corners LLC and its assets, operations or businesses that give rise to an obligation by any Seller Party, Williams or Four Corners LLC to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (iii) neither Four Corners LLC nor its assets, operations and businesses are subject to any pending or, to the Knowledge of the Seller Parties, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (iv) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Four Corners LLC or, with respect to its assets, operations and businesses, by any Seller Party under any Environmental Law in connection with Four Corner LLC’s businesses or assets have been duly obtained or filed and are valid and currently in effect; (v) there has been no release of any Hazardous Material into the environment by Four Corners LLC or its assets, operations and businesses except in compliance with applicable Environmental Law; and (vi) there has been no exposure of any person or property to any Hazardous Material in connection with the operation of Four Corners LLC’s assets.

3.11	Condition of Assets.

Four Corners LLC’s assets have been maintained and repaired in the same manner as would a prudent operator of such assets, are adequate for the purposes for which they are currently used.

3.12	Licenses; Permits.

Except as set forth in Disclosure Schedule 3.12, (a) as of the date of this Agreement, Four Corners LLC and its Affiliates have all licenses, permits and authorizations (collectively, “Permits”) issued or granted by Governmental Authorities that are necessary for the conduct of Four Corners LLC’s business as it is now being conducted, (b) all such Permits are validly held by Four Corners LLC or such Affiliate and are in full force and effect, (c) Four Corners LLC or such Affiliate has complied with all terms and conditions of such Permits and (d) such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Four Corners Material Adverse Effect (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing). No proceeding is pending or, to the Seller Parties’ Knowledge, threatened with respect to any alleged failure by Four Corners LLC or any of its Affiliates to have any material Permit necessary for the operation of any of Four Corners LLC’s assets or the conduct of its business or to be in compliance therewith.

3.13	Contracts.
(a)	Disclosure Schedule 3.13 contains a true and complete listing of the following contracts and other agreements to which Four Corners LLC is a party (each such contract or agreement being referred to herein as a “Material Contract”):
(i)	each natural gas transportation, gathering, treating, processing or other agreement or contract and each natural gas purchase contract that individually involves annual revenues or payments in excess of $5,000,000;

(ii)	any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000,000 per annum;

(iii)	any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $5,000,000;

(iv)	any agreement concerning a partnership or joint venture;

(v)	any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)	any agreement that provides a limit on the ability of Four Corners LLC to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vii)	any agreement with any of the Seller Parties or their Affiliates that individually involves annual revenues or payments in excess of $1,000,000;

(viii)	any collective bargaining agreement;

(ix)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Four Corners Material Adverse Effect; or

(x)	any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.13, the performance of which involves consideration in excess of $5,000,000.
(b)	The Seller Parties have made available to the Buyer Parties a correct and complete copy of each written agreement listed in Disclosure Schedule 3.13.

(c)	With respect to Four Corners LLC, (A) each Material Contract is legal, valid, binding, enforceable, and in full force and effect; (B) each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) the party to Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Material Contract; and (D) to the Seller Parties’ Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under the Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract.

3.14	Employees and Employee Benefits.
(a)	Four Corners LLC does not employ nor has it employed any employees. None of the employees of the Seller Parties or their Affiliates who provide exclusive or shared services to Four Corners LLC or with respect to its assets (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to Four Corners LLC, there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees.

(b)	Four Corners LLC does not sponsor, maintain or contribute to, nor does it have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by a Seller Party or an Affiliate.

(c)	Except as would not result in any liability to Four Corners LLC, (i) each Plan in which Associated Employees participate and which is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form and operation, and (ii) each Plan in which Associated Employees participate is and has been maintained in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code.

(d)	With respect to any Plan that a Seller Party (or any entity treated as a single employer with a Seller Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Seller Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a reportable event for which a waiver does not apply, (ii) neither the Seller Parties nor any member of the Seller Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation which have been timely paid other than any liabilities for which Four Corners LLC has no responsibility or obligation and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of Four Corners LLC’s assets or that would reasonably be expected to result in a Four Corners Material Adverse Effect. Other than any liabilities for which Four Corners LLC has no responsibility or obligation, neither a Seller Party nor any member of the Seller Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA in respect of which a Seller Party or any member of the Seller Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) that would reasonably be expected to result in a Four Corners Material Adverse Effect.

(e)	Except as would not result in any liability to Four Corners LLC, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of the Seller Parties or any of their Affiliates.
3.15	Transactions with Affiliates.

Except as set forth on Disclosure Schedule 3.15 or as will be terminated at Closing, Four Corners LLC is not party to any agreement, contract or arrangement between Four Corners LLC, on the one hand, and the Seller Parties or any of their Affiliates, on the other hand, other than those entered into in the ordinary course of business relating to the provision of natural gas gathering, processing, treating or marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or sale of liquid products, in each case, on commercially reasonable terms.

3.16	Insurance.

Four Corners LLC owns or is a beneficiary under, and its assets are covered by, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas processing and gathering industry. All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Seller Party other than in the ordinary course of business.

3.17	Regulation.
(a)	Four Corners LLC is not subject to regulation under the Investment Company Act of 1940; and

(b)	Neither the Seller Parties nor Four Corners LLC has received any communication from any Governmental Authority asserting that Four Corners LLC or its assets are subject to the Natural Gas Act, the Natural Gas Policy Act or the Federal Power Act.

3.18	Brokerage Arrangements.

None of the Seller Parties, Williams or Four Corners LLC has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Buyer Parties or Four Corners LLC to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Contribution Agreement or the transactions contemplated hereby or thereby.

3.19	Liabilities Associated with Natural Gas Contracts.

There has been no misallocation, calculation error, measurement problem or similar event relating to the performance by Four Corners LLC or its predecessors under any natural gas gathering, processing or treating contract that would give rise to a correcting adjustment under any such contract that would reasonably be expected to result in a liability to Four Corners LLC in excess of $2,500,000.

3.20	Investment Intent.

The Seller Parties have substantial experience in analyzing and investing in entities like the Partnership and are capable of evaluating the merits and risks of their investment in the Partnership. The Seller Parties are acquiring the Equity Consideration solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Seller Parties acknowledge that the Equity Consideration will not be registered under the Securities Act or any applicable state securities law, and that such Equity Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. The Seller Parties acknowledge that each certificate representing the Equity Consideration shall bear a legend in substantially the following form:
THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS (“ACTS”). THE UNITS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS UNDER THE ACTS OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.
3.21	Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE SELLER ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE SELLER PARTIES IN THIS AGREEMENT,

THE SELLER PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) FOUR CORNERS LLC AND THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF SUCH ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS IN OR ON SUCH ASSETS, (B) THE INCOME OR CASH FLOW TO BE DERIVED BY FOUR CORNERS LLC OR ITS ASSETS, OPERATIONS OR BUSINESSES, (C) THE SUITABILITY OF FOUR CORNERS LLC’S ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED USING SUCH ASSETS, (D) THE COMPLIANCE OF OR BY FOUR CORNERS LLC OR ITS OPERATIONS WITH ANY LAWS, INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OR BUSINESSES OF FOUR CORNERS LLC. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE SELLER ANCILLARY DOCUMENTS, NEITHER THE SELLER PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE SELLER PARTIES, FOUR CORNERS LLC OR ITS ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.21 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SELLER PARTIES, FOUR CORNERS LLC OR ITS ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
Each of the Buyer Parties hereby represents and warrants to the Seller Parties as follows:
4.1	Organization and Existence.

The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2	Authority and Approval.
(a)	Each of the Buyer Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Buyer Parties have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each of the Buyer Parties. This Agreement has been duly executed and delivered by or on behalf of each of the Buyer Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Buyer Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Buyer Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each Buyer Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Buyer Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Buyer Parties party thereto have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each such party. When executed and delivered by each of the Buyer Parties party thereto, each Buyer Ancillary Document will constitute a valid and legally binding obligation of each of the Buyer Parties that is a party thereto, enforceable against each such Buyer Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3	No Conflict; Consents.
(a)	This Agreement and the execution, delivery and performance hereof by the Buyer Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of any Buyer Party; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of the Buyer Parties; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Buyer Parties is a party or by which either of them is bound or to which any of their property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Buyer Parties in connection with the execution, delivery, and performance of this Agreement and the Buyer Ancillary Documents or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect or (iii) pursuant to the applicable requirements of the HSR Act.
4.4	Brokerage Arrangements.

Neither of the Buyer Parties has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Seller Parties or any of their Affiliates or Four Corners LLC to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Contribution Agreement or the transactions contemplated hereby or thereby.

4.5	Litigation.

There is no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Buyer Parties’ Knowledge, threatened that (a) questions or involves the validity or enforceability of any of the Buyer Parties’ obligations under this Agreement or any of the Buyer Ancillary Documents or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Buyer Parties of the transactions contemplated by this Agreement or any of the Buyer Ancillary Documents or (ii) damages in connection with any such consummation.

4.6	Valid Issuance; Listing.
(a)	The offer and sale of the Class B Units that comprise the Equity Consideration and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the General Partner or its designee(s) in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and

will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities laws.

(b)	The Common Units issuable upon conversion of the Class B Units that comprise the Equity Consideration, and the limited partner interests represented thereby, upon issuance in accordance with the terms of Amendment No. 3, including receipt of the required approval of the unitholders of the Partnership, will be duly authorized by the Partnership pursuant to the Partnership Agreement, and will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities laws.

(c)	The NYSE has approved the terms of the Class B Units. The Partnership’s currently outstanding Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting.
ARTICLE 5
ADDITIONAL AGREEMENTS,
COVENANTS, RIGHTS AND OBLIGATIONS
5.1	Operation of Four Corners LLC.
(a)	Except as provided in this Agreement or the Seller Ancillary Documents or as consented to by the Buyer Parties, during the period from the date of this Agreement through the Closing Date, Four Corners LLC shall:
(i)	conduct its businesses and operations in the usual and ordinary course thereof; and

(ii)	use commercially reasonable efforts to preserve, maintain and protect its assets, businesses and operations;
provided, however, the Seller Parties shall not, to the extent commercially unreasonable, be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1.

(b)	Except as provided in this Agreement or the Seller Ancillary Documents, as consented to by the Buyer Parties or as set forth in Disclosure Schedule 5.1(b) hereto, during the period from the date of this Agreement through the Closing Date, Four Corners LLC shall not:
(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend an Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $20,000,000;

(vii)	sell, lease or otherwise dispose of any asset for consideration in excess of $20,000,000;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of its assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit, other than immaterial rights and claims in the ordinary course of business;

(xi)	undertake any capital project in excess of $20,000,000, other than reasonable capital expenditures in connection with any emergency or force majeure events;

(xii)	(A) merge or consolidate with any Person; or (B) make any loan to any Person (other than extensions of credit to customers in the ordinary course of business);

(xiii)	enter into any transactions with the Seller Parties or their respective Affiliates, except as contemplated by this Agreement or, in the ordinary course of business, for the provision of natural gas gathering, processing, treating or marketing services or for the purchase of power, the purchase or sale of natural gas for fuel or system requirements or the purchase or the sale of liquid products, in each case, on commercially reasonable terms;

(xiv)	issue or sell any equity interests, notes, bonds or other securities or incur, assume or guarantee any indebtedness for borrowed money, or any option, warrant or right to acquire same;

(xv)	make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests, except pursuant to Section 4.3 of the Existing LLC Agreement;

(xvi)	fail to maintain, or fail to cause to be maintained, in full force and effect insurance policies covering Four Corners LLC and its assets and business in a form and amount consistent with customary industry practice;

(xvii)	acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xviii)	take any action that would reasonably be expected to result in any representation and warranty of the Seller Parties set forth in this Agreement becoming untrue in any material respect;

(xix)	agree, whether in writing or otherwise, to do any of the foregoing.
5.2	Access to Books and Records.
(a)	The Seller Parties shall afford the Buyer Parties and their authorized representatives reasonable access during normal business hours to the financial, title, tax, corporate and legal materials and operating data and information relating to Four Corners LLC and its assets, operations and businesses and shall furnish to the Buyer Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Seller Parties or any of their Affiliates or Four Corners LLC is bound or any applicable law or regulation.

(b)	The Partnership shall afford the Seller Parties and their authorized representatives reasonable access during normal business hours to the financial, title, tax, corporate and legal materials and operating data and information relating to the Partnership and shall furnish to the Seller Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the Partnership or any of its Affiliates is bound or any applicable law or regulation.
5.3	Cooperation; Further Assurances.
(a)	The Seller Parties shall cooperate with the Buyer Parties to assist in identifying all licenses, authorizations or permits as may be necessary to own all of the equity interests in Four Corners LLC and to operate its businesses from and after the Closing Date and, where necessary and permissible, transfer any existing licenses, authorizations and permits held by the Seller Parties or their Affiliates to Four Corners LLC and, where not permissible, assist Four Corners LLC in obtaining new licenses, authorizations or permits. The Seller Parties shall pay their Ownership Percentage of (i) the costs of any such transfers or of Four Corners LLC obtaining such new licenses, authorizations or permits and (ii) all attorneys’ and consultants’ fees and related costs and expenses incurred after Closing in connection with negotiations with the Tribe until a Section 2.4 Transaction is consummated.

(b)	The Seller Parties and the Buyer Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Documents, including any approvals and consents required by the HSR Act, and (ii) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 5.1 and 5.2, respectively, are satisfied timely. Each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Documents such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under applicable laws and regulations to make effective the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or any Ancillary Document.
5.4	Approval of the Common Units Issuable Upon Conversion of the Equity Consideration.
(a)	The Partnership shall, as soon as reasonably practicable following the Closing (but in any event prior to the six month anniversary of the Closing Date), (i) take action to call and hold a meeting of holders of the Common Units for the purposes of approving the conversion of the Class B Units that comprise the Equity Consideration and the issuance of Common Units upon such conversion to the holders of such Class B Units in the manner contemplated in Amendment No. 3, (ii) actively solicit proxies in favor of the proposals described in subsection 5.4(i) above, and (iii) take such other actions as may be reasonably necessary and appropriate in order to obtain all requisite approvals for the resolutions described above in this Section 5.4.

(b)	The Parties agree to cooperate and assist in the filing of proxy solicitation materials relating to matters contemplated in Section 5.4(a) requiring a vote of the holders of the outstanding Common Units of the Partnership, as promptly as practicable after the date hereof.

5.5	New York Stock Exchange Approval.

The Partnership will file a supplemental listing application with the NYSE to list the Common Units issuable upon conversion of the Class B Units that comprise the Equity Consideration and will use commercially reasonable efforts cause such Common Units to be approved for listing on the NYSE, subject to official notice of issuance, as soon as reasonably practicable and not later than immediately prior to the conversion of such Class B Units.

5.6	Termination of Loan Agreement.

The Selling Parties shall cause Williams and Four Corners LLC to terminate the Loan Agreement, dated June 20, 2006 (the “Loan Agreement”), between Williams, as lender, and Four Corners LLC, as borrower, effective as of Closing. Any amounts owed or outstanding under the Loan Agreement, including principal, interest and any penalties, shall be repaid in full by Four Corners LLC prior to such termination.

5.7	Consent and Waiver.

For purposes of Section 8.1 of the Existing LLC Agreement, the Operating Company hereby consents to the transfer of the Subject Interest pursuant to this Agreement and the Contribution Agreement and waives any and all rights that it may have under Section 8.3 of the Existing LLC Agreement with respect to such transfer.
ARTICLE 6
CONDITIONS TO CLOSING
6.1	Conditions to the Obligation of the Buyer Parties.

The obligations of the Buyer Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Buyer Parties:
(a)	The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Four Corners Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Four Corners Material Adverse Effect. The Seller Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Seller Parties shall have delivered to the Buyer Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of each of the Seller Parties, confirming the foregoing matters set forth in this Section 6.1(a) (the “Seller Parties Closing Certificate”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any third party, other than any Governmental Authority and other than as provided in Sections 5.4 and 5.5, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Disclosure Schedule 3.3.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith.

(e)	The Conflicts Committee shall have received the opinion, in form and substance satisfactory to the Conflicts Committee, of Duff & Phelps, the financial advisor to the Conflicts Committee, that the transactions contemplated by this Agreement are fair to the Partnership and its public unitholders from a financial point of view.

(f)	The General Partner shall have entered into Amendment No. 3.

(g)	The Buyer Financing Transactions have been successfully completed and, in the aggregate, raised net proceeds (after underwriting discounts and commissions, if applicable, but before expenses) to the Buyer Parties of an amount equal to or greater than $900.0 million.

(h)	Since the date of this Agreement, there shall not have occurred a Four Corners Material Adverse Effect.

(i)	The Seller Parties shall have delivered to Buyer Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).
6.2	Conditions to the Obligation of the Seller Parties.

The obligation of the Seller Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Seller Parties:

(a)	The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Buyer Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, except (i) to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect and (ii) for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time. The Buyer Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. The Buyer Parties shall have delivered to the Seller Parties a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of the Buyer Parties confirming the foregoing matters set forth in this Section 6.2(a) (the “Buyer Parties Closing Certificate”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority and other than as provided in Sections 5.4 and 5.5, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(e)	The General Partner shall have entered into Amendment No. 3.

(f)	The Buyer Financing Transactions have been successfully completed and, in the aggregate, raised net proceeds (after underwriting discounts and commissions, if applicable, but before expenses) to the Buyer Parties of an amount equal to or greater than $900.0 million.

(g)	The Loan Agreement shall have been terminated and any amounts owed or outstanding thereunder, including principal, interest and any penalties, shall have been repaid in full by Four Corners LLC prior to such termination.

(h)	Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect.

(i)	The Buyer Parties shall have delivered to Seller Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).
ARTICLE 7
TAX MATTERS
7.1	Liability for Taxes.
(a)	The Seller Parties shall be liable for, and shall indemnify and hold the Buyer Parties, Four Corners LLC and their respective subsidiaries harmless from the Seller Parties’ Ownership Percentage of any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by Four Corners LLC or its assets by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to Four Corners LLC having been a member of any consolidated, combined or unitary group for the period prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to Four Corners LLC or its assets with respect to the period prior to and including the Closing Date or (iii) attributable to a breach by the Seller Parties of any representation, warranty or covenant with respect to Taxes in this Agreement.

(b)	The Buyer Parties shall be liable for, and shall indemnify and hold the Seller Parties and their Affiliates harmless from, any Tax Losses (i) imposed on or incurred by Four Corners LLC or its assets with respect to the period after the Closing Date or (ii) attributable to a breach by the Buyer Parties of any covenant with respect to Taxes in this Agreement.

(c)	Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by Four Corners LLC for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to Four Corners LLC and by taking into account the actual taxable events occurring during such period

(except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to Four Corners LLC shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(d)	If any of the Buyer Parties or their Affiliates receives a refund of any Taxes that any of the Seller Parties is responsible for hereunder, or if the Seller Parties or their Affiliates receive a refund of any Taxes that any of the Buyer Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary steps to claim any such refund.

(e)	The Parties agree that any indemnification or payment obligation of the Seller Parties with respect to Taxes of Four Corners LLC shall be limited to the Seller Parties’ Ownership Percentage of such indemnification or payment obligation.
7.2	Tax Returns.
(a)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to Four Corners LLC, the Seller Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit (“Tax Items”) required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority, and shall be responsible for the timely payment (and entitled to any refund) of their Ownership Percentage of Taxes due with respect to the period covered by such Tax Return.

(b)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to Four Corners LLC or its assets, the Seller Parties shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax Items required to be included therein, shall furnish a copy of such Tax Return to the Buyer Parties, shall file timely such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of their Ownership Percentage of Taxes due with respect to the period covered by such Tax Return allocable to the period prior to and including the Closing Date.

(c)	Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of Four Corners LLC or its assets shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.
7.3	Tax Treatment of Indemnity Payments.

All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Cash Consideration for Tax purposes.

7.4	Transfer Taxes.

The Seller Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by applicable law, the Buyer Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.5	Survival.

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

7.6	Conflict.

In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.
ARTICLE 8
TERMINATION
8.1	Events of Termination.

This Agreement may be terminated at any time prior to the Closing Date:
(a)	by mutual written consent of the Parties;

(b)	by either the Buyer Parties, on the one hand, or Seller Parties, on the other hand, in writing after January 31, 2007, if the Closing has not occurred by such date,

provided that as of such date the terminating party is not in default under this Agreement;

(c)	by either the Buyer Parties, on the one hand, or the Seller Parties, on the other hand, in writing without prejudice to other rights and remedies which the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party (i) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) has materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable;

(d)	by either the Buyer Parties, on the one hand, or the Seller Parties, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the Parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the Parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) day after entry by any such Governmental Authority;

(e)	by the Seller Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Seller Parties; or

(f)	by the Buyer Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Buyer Parties;
8.2	Effect of Termination.

If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, (a) such breaching party or parties shall remain liable for its or their obligations under Article 7 and/or Article 9. and (b) such termination shall not relieve such breaching party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.

ARTICLE 9
INDEMNIFICATION UPON CLOSING
9.1	Indemnification of the Buyer Parties and Four Corners LLC.

Subject to the limitations set forth in this Agreement, the Seller Parties, from and after the Closing Date, shall indemnify, defend and hold the Buyer Parties, their subsidiaries and their respective securityholders, directors, officers, and employees (and the officers, directors and employees of the General Partner but otherwise excluding any of the Seller Parties and their Affiliates) (the “Buyer Indemnified Parties”) and Four Corners LLC harmless from and against any and all Damages suffered or incurred by any Buyer Indemnified Party and/or Four Corners LLC as a result of or arising out of (i) any breach of a representation or warranty of the Seller Parties in this Agreement or any Seller Ancillary Document, (ii) any breach of any agreement or covenant on the part of the Seller Parties made under this Agreement or any Seller Ancillary Document or in connection with the transaction contemplated hereby or thereby or (iii) any breach or violation of any Environmental Laws by Four Corners LLC or relating to its assets, operations or businesses that occurs prior to Closing.

9.2	Indemnification of the Seller Parties.

Subject to the limitations set forth in this Agreement, the Buyer Parties shall indemnify, defend and hold the Seller Parties, their Affiliates (other than any of the Buyer Indemnified Parties and Four Corners LLC) and their respective securityholders, directors, officers, and employees (the “Seller Indemnified Parties) harmless from and against any and all Damages suffered or incurred by the Seller Indemnified Parties as a result of or arising out of (i) any breach of a representation or warranty of the Buyer Parties in this Agreement or any Buyer Ancillary Document, (ii) any breach of any agreement or covenant on the part of the Buyer Parties made under this Agreement or any Buyer Ancillary Document or in connection with the transaction contemplated hereby or thereby or (iii) any breach or violation of any Environmental Laws by Four Corners LLC or relating to its assets, operations or businesses that occurs after Closing.

9.3	Tax Indemnification.

With the exception of a breach of the representations and warranties of the Seller Parties contained in Section 3.9, nothing in this Article 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 7.

9.4	Survival.

All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles 3 and 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on December 20, 2007, except (a) the representations and warranties of the Seller Parties set forth in Section 3.9 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling),

(b)	the representations and warranties of the Seller Parties set forth in Section 3.6, Section 3.10 and Section 3.14 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Seller Parties set forth in Sections 3.1, 3.2 and 3.4 shall survive forever and (d) the representations and warranties of the Buyer Parties set forth in Sections 4.1, 4.2 and 4.6 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.3, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.
9.5	Demands.

Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

9.6	Right to Contest and Defend.

The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7	Cooperation.

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.8	Right to Participate.

The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.

9.9	Payment of Damages.

The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the other party related to the Damages.

9.10	Limitations on Indemnification.
(a)	To the extent that the Buyer Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1, the Seller Parties shall be liable only for those Damages which exceed, in the aggregate, $5.0 million (the “Deductible Amount”), and then only to the extent of any such excess. In no event shall the Seller Parties’ aggregate liability to the Buyer Indemnified Parties and Four Corners LLC under Section 9.1 exceed $150.0 million (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.18 and Section 3.19 and (ii) the Ceiling Amount shall not apply to breaches of representations and warranties contained in Section 3.4; provided, the Seller Parties’ aggregate liability for a breach of such Section 3.4 shall not exceed the amount of the Aggregate Consideration.

(b)	To the extent the Seller Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.2, the Buyer Parties shall be liable only for those Damages which exceed, in the aggregate, the Deductible Amount, and then only to the extent of any such excess. In no event shall the Buyer Parties’ aggregate liability to the Seller Indemnified Parties under Section 9.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4.

(c)	Additionally, neither the Buyer Parties, on the one hand, nor the Seller Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.

(d)	The Parties agree that any indemnification or payment obligation of the Seller Parties under Section 9.1(i) (to the extent relating to a breach of a representation or warranty in Section 3.1(b) or in Sections 3.5 through 3.19) or Section 9.1(iii) relating to Damages suffered or incurred by the Buyer Indemnified Parties, Four Corners LLC or Four Corners LLC’s assets, businesses or operations shall be limited to the Seller Parties’ Ownership Percentage of such indemnification or payment obligation.
9.11	Sole Remedy.

Should the Closing occur, no party shall have liability under this Agreement, any of the Ancillary Documents or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 9 (other than claims or causes of action arising from fraud).
ARTICLE 10
MISCELLANEOUS
10.1	Expenses.

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

10.2	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:
If to the Seller Parties, addressed to:
Williams Energy Services, LLC
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with a copy to:
Williams Energy Services, LLC
Legal Department
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel
Telecopy: (918) 573-5942

If to the Buyer Parties, addressed to:
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with a copy to:
Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel and Conflicts Committee Chair
Telecopy: (918) 573-5942
Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

10.3	Governing Law.

This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

10.4	Public Statements.

The Parties shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or stock exchange regulations.

10.5	Entire Agreement; Amendments and Waivers.
(a)	This Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Documents.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.6	Conflicting Provisions.

This Agreement and the other Ancillary Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Ancillary Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Ancillary Documents, this Agreement shall control.

10.7	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Except as set forth in Section 10.8, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8	Severability.

If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Buyer Parties and the Seller Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.9	Interpretation.

It is expressly agreed by the Parties that neither this Agreement nor any of the Ancillary Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Ancillary Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Ancillary Documents. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10	Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

10.11	Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12	Action by Buyer Parties.

With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Buyer Parties prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Buyer Parties.
*       *       *       *       *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WILLIAMS ENERGY SERVICES, LLC

By:	/s/ Alan S. Armstrong

Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS FIELD SERVICES GROUP, LLC

By:	/s/ Alan S. Armstrong

Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS FIELD SERVICES COMPANY, LLC

By:	/s/ Alan S. Armstrong

Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS PARTNERS GP LLC

By:	/s/ Donald R. Chappel

Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel

Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS OPERATING LLC

By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel

Name:	Donald R. Chappel
Title:	Chief Financial Officer

Exhibit A
CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
BY AND AMONG
WILLIAMS ENERGY SERVICES, LLC,
WILLIAMS FIELD SERVICES COMPANY, LLC,
WILLIAMS FIELD SERVICES GROUP, LLC,
WILLIAMS PARTNERS GP LLC,
WILLIAMS PARTNERS L.P.
AND
WILLIAMS PARTNERS OPERATING LLC
DATED AS OF [                    ], 2006

-i-

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
     THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of [                    ], 2006, is made and entered into by and among Williams Energy Services, LLC, a Delaware limited liability company (“WES”), Williams Field Services Company, LLC, a Delaware limited liability company (“WFSC”), Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG”), Williams Partners GP LLC, a Delaware limited liability company (the “General Partner” and, together with WES, WFSC and WFSG, the “Transferor Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.
RECITALS
     WHEREAS, the Transferor Parties desire to contribute a 74.9% limited liability company membership interest in Williams Four Corners LLC, a Delaware limited liability company (“Four Corners”), to the Partnership pursuant to the terms of the Purchase Agreement (as defined below) and this Agreement, and the Partnership desires to accept all of such interest in accordance with the terms of such agreements;
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, and to effect the intent of the Parties in connection with the consummation of the transactions contemplated hereby, the following action has been taken prior to the date hereof:
1.	WES, WFSG, WFSC, the General Partner, the Partnership and the Operating Company entered into that certain Purchase and Sale Agreement, dated November 16, 2006 (the “Purchase Agreement”), pursuant to which the Transferor Parties agreed to contribute a 74.9% limited liability company membership interest in Four Corners (the “Subject Interest”) to the Partnership.
     WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:
1.	WFSC shall distribute the Subject Interest to WFSG.

2.	WFSG shall distribute the Subject Interest to WES.

3.	WES shall contribute the Subject Interest to the General Partner as a contribution to the capital of the General Partner.

4.	The General Partner shall contribute the Subject Interest to the Partnership as a contribution to the capital of the Partnership.

5.	As consideration for the contribution of the Subject Interest by the General Partner to the Partnership, the Partnership shall (i) pay the Cash Consideration (as defined below) and the Equity Consideration (as defined below) to the General Partner, (ii)

increase the capital account of the General Partner by the Additional GP Interest (as defined below) and (iii) issue the Additional General Partner Units (as defined below) to the General Partner.
6.	The Partnership shall contribute the Subject Interest to the Operating Company as a contribution to the capital of the Operating Company.
     NOW THEREFORE, in consideration of their mutual undertakings and agreements set forth herein and in the Purchase Agreement, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS; RECORDATION
     1.1 Definitions. The following capitalized terms have the meanings given below.
     “Additional General Partner Units” has the meaning assigned to such term in the Purchase Agreement.
     “Additional GP Interest” has the meaning assigned to such term in the Purchase Agreement.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise.
     “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Buyer Financing Transactions” has the meaning assigned to such term in the Purchase Agreement.
     “Cash Consideration” has the meaning assigned to such term in the Purchase Agreement.
     “Common Units” has the meaning assigned to such term in the Partnership Agreement.
     “Effective Date” means [                    ], 2006.
     “Equity Consideration” has the meaning assigned to such term in the Purchase Agreement.
     “Four Corners” has the meaning assigned to such term in the recitals.

     “General Partner” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
     “Operating Company” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Partnership” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, of the Partnership, as amended by Amendment No. 1 thereto, dated August 7, 2006, Amendment No. 2 thereto, dated August 23, 2006, and Amendment No. 3, dated [                    ], 2006.
     “Party and Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
     “Prospectus Supplements” means each of the prospectus supplements (File No. 333-137562) filed by the Partnership with the Securities and Exchange Commission in connection with the Buyer Financing Transactions.
     “Purchase Agreement” has the meaning assigned to such term in the recitals.
     “Subject Interest” has the meaning assigned to such term in the recitals.
     “Subject Liabilities” means all obligations and liabilities relating to the Subject Interest.
     “Transferor Parties” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WES” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WFSC” has the meaning assigned to such term in the first paragraph of this Agreement.
     “WFSG” has the meaning assigned to such term in the first paragraph of this Agreement.
ARTICLE II
CONCURRENT TRANSACTIONS
     2.1 Distribution by WFSC of the Subject Interest to WFSG. WFSC hereby grants, distributes, transfers, assigns and conveys to WFSG, its successors and assigns, for its and their own use forever, the Subject Interest and WFSG hereby accepts the distribution of the Subject Interest from WFSC.

     TO HAVE AND TO HOLD the Subject Interest unto WFSG, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.2 Distribution by WFSG of the Subject Interest to WES. WFSG hereby grants, distributes, transfers, assigns and conveys to WES, its successors and assigns, for its and their own use forever, the Subject Interest and WES hereby accepts the distribution of the Subject Interest from WFSG.
     TO HAVE AND TO HOLD the Subject Interest unto WES, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.3 Contribution by WES of the Subject Interest to the General Partner. WES hereby grants, contributes, transfers, assigns and conveys to the General Partner, its successors and assigns, for its and their own use forever, the Subject Interest and the General Partner hereby accepts the Subject Interest from WES, as a contribution by WES to the capital of the General Partner.
     TO HAVE AND TO HOLD the Subject Interest unto the General Partner, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.4 Contribution by the General Partner of the Subject Interest to the Partnership. The General Partner hereby grants, contributes, transfers, assigns and conveys to the Partnership, its successors and assigns, for its and their own use forever, the Subject Interest, and the Partnership hereby accepts the Subject Interest from the General Partner, as a contribution by the General Partner to the capital of the Partnership.
     TO HAVE AND TO HOLD the Subject Interest unto the Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.5 Distribution of Cash Consideration and Equity Consideration. The Parties acknowledge that the Partnership has distributed to the General Partner the Cash Consideration and the Equity Consideration. The General Partner hereby acknowledges receipt of the Cash Consideration and the Equity Consideration.
     2.6 Increase in Capital Account of the General Partner. The Parties acknowledge that the capital account of the General Partner has been increased by an amount equal to the amount of the Additional GP Interest.
     2.7 Distribution of Additional General Partner Units. The Parties acknowledge that the Partnership has issued the Additional General Partner Units to the General Partner. The General Partner acknowledges the receipt of such Additional General Partner Units.
     2.8 Contribution by the Partnership of the Subject Interest to the Operating Company. The Partnership hereby grants, contributes, transfers, assigns and conveys to the

Operating Company, its successors and assigns, for its and their own use forever, the Subject Interest, and the Operating Company hereby accepts the Subject Interest from the Partnership as a contribution by the Partnership to the capital of the Operating Company.
     TO HAVE AND TO HOLD the Subject Interest unto the Operating Company, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
ARTICLE III
ASSUMPTION OF CERTAIN LIABILITIES
     3.1 Assumption of Subject Liabilities by WFSG. In connection with the distribution by WFSC of the Subject Interest to WFSG, as set forth in Section 2.1 above, WFSG hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that WFSC has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such distribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of WFSG with respect to the Subject Liabilities beyond that of WFSC, (ii) waive any valid defense that was available to WFSC with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.2 Assumption of Subject Liabilities by WES. In connection with the distribution by WFSG of the Subject Interest to WES, as set forth in Section 2.2 above, WES hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that WFSG has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such distribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of WES with respect to the Subject Liabilities beyond that of WFSG, (ii) waive any valid defense that was available to WFSG with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.3 Assumption of Subject Liabilities by the General Partner. In connection with the contribution by WES of the Subject Interest to the General Partner, as set forth in Section 2.3 above, the General Partner hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that WES has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such contribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of the General Partner with respect to the Subject Liabilities beyond that of WES, (ii) waive any valid defense that was available to WES with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.

     3.4 Assumption of Subject Liabilities by the Partnership. In connection with the contribution by the General Partner of the Subject Interest to the Partnership, as set forth in Section 2.4 above, the Partnership hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that the General Partner has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such contribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of the Partnership with respect to the Subject Liabilities beyond that of the General Partner, (ii) waive any valid defense that was available to the General Partner with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.5 Assumption of Subject Liabilities by the Operating Company. In connection with the contribution by the Partnership of the Subject Interest to the Operating Company as set forth in Section 2.8 above, the Operating Company hereby assumes and agrees to duly and timely pay, perform and discharge all of the Subject Liabilities, to the full extent that the Partnership has been heretofore or would have been in the future obligated to pay, perform and discharge the Subject Liabilities were it not for such sale and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Subject Liabilities shall not (i) increase the obligation of the Operating Company with respect to the Subject Liabilities beyond that of the Partnership, (ii) waive any valid defense that was available to the Partnership with respect to the Subject Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Subject Liabilities.
     3.6 General Provisions Relating to Assumption of Liabilities. Notwithstanding anything to the contrary contained in this Agreement including, without limitation, the terms and provisions of this Article III, none of the Parties shall be deemed to have assumed, and the Subject Interest has not and is not being distributed or contributed, as the case may be, subject to, any liens or security interests securing consensual indebtedness covering such Subject Interest, and all such liens and security interests shall be deemed to be excluded from the assumptions of liabilities made under this Article III.
ARTICLE IV
FURTHER ASSURANCES
     4.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

     4.2 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that the Partnership or its subsidiaries own the Subject Interest that is identified in this Agreement and in the Prospectus Supplements.
ARTICLE V
MISCELLANEOUS
     5.1 Order of Completion of Transactions. The transactions provided for in Article II and Article III of this Agreement shall be completed on the Effective Date in the following order:
          First, the transactions provided for in Article II shall be completed in the order set forth therein; and
          Second, the transactions provided for in Article III shall be completed in the order set forth therein.
     5.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     5.3 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties signatory hereto and their respective successors and assigns.
     5.4 No Third Party Rights. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary and subject to the terms and provisions of the Partnership Agreement, the General Partner shall have the right, by written notice to the Parties hereto, to assign its rights to receive the Cash

Consideration and the Equity Consideration and the General Partner Units hereunder to any of its affiliates.
     5.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction, wherein the interests are located, shall apply.
     5.7 Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of each of the Parties.
     5.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and affected thereby.
     5.9 Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners and securityholders of the Parties and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).
     5.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     5.11 Integration. This Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.
     5.12 Effect of Amendment. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with any instrument of conveyance covering the Subject Interest, the terms and provisions of this Agreement shall control.

[The Remainder of this Page is Intentionally Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

WILLIAMS ENERGY SERVICES, LLC
By:
[ ]
[ ]

WILLIAMS FIELD SERVICES COMPANY, LLC
By:
[ ]
[ ]

WILLIAMS FIELD SERVICES GROUP, LLC
By:
[ ]
[ ]

WILLIAMS PARTNERS GP LLC
By:
[ ]
[ ]

WILLIAMS PARTNERS L.P. By: WILLIAMS PARTNERS GP LLC, its General Partner
By:
[ ]
[ ]

Signature Page to Contribution Agreement

WILLIAMS PARTNERS OPERATING LLC By: WILLIAMS PARTNERS L.P., its managing member By: WILLIAMS PARTNERS GP LLC, its General Partner
By:
[ ]
[ ]

Signature Page to Contribution Agreement

Exhibit B
Amendment No. 3
to
Amended and Restated Agreement of Limited Partnership
of Williams Partners L.P.
     This Amendment No. 3, dated [                    ], 2006 (this “Amendment”), to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Article XIII of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;
     WHEREAS, Section 5.6(b) of the Partnership Agreement provides that the additional Partnership Securities authorized to be issued by the Partnership pursuant to such Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner;
     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;
     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
     WHEREAS, the Board of Directors of the General Partner (the “Board”) deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the issuance of the Privately Placed Class B Units (as defined herein) and Privately Placed Common Units (as defined herein) to certain qualified institutional buyers and possibly certain accredited investors pursuant to a Unit Purchase Agreement, dated [                    ], 2006, (ii) the issuance of Sponsor Class B Units (as defined herein) to the General Partner pursuant to a Purchase and Sale Agreement, dated November 16, 2006, (iii) the conversion of the Privately Placed Class B Units and Sponsor Class B Units into Common Units in accordance with the terms described herein, and (iv) such other matters as are provided herein.
     NOW, THEREFORE, it is hereby agreed that the Partnership Agreement is hereby amended as follows:
     1. Section 1.1 of the Partnership Agreement is hereby amended to add or amend and restate the following definitions:
     “Class B Distribution Increase Date” has the meaning assigned to such term in Section 5.11(g).
     “Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement. The term “Class B Unit” as used herein does not include a Common Unit, Subordinated Unit or Parity Unit. A Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs. The term “Class B Unit” includes the Privately Placed Class B Units and the Sponsor Class B Units.
     “Class B Unit Arrearage” means, with respect to any Class B Unit, whenever used, as to any Quarter, the amount if any, by which (a) the Minimum Quarterly Distribution in respect of such Quarter (or, for the period from the Class B Distribution Increase Date through the Conversion Effective Date, 115% of the Minimum Quarterly Distribution) exceeds (b) the sum of all Available Cash distributed with respect to a Class B Unit in respect of such Quarter pursuant to Section 5.11(b)(ii)(B)(x).
     “Class B Unit Value” means with respect to the Privately Placed Class B Units and the Sponsor Class B Units, $[     ] per unit.1
     “Conversion Approval” has the meaning assigned to such term in Section 5.11(f).
     “Conversion Approval Date” has the meaning assigned to such term in Section 5.11(f).
     “Conversion Effective Date” has the meaning assigned to such term in Section 5.11(h).
     “Cumulative Class B Unit Arrearage” means, with respect to any Class B Unit, whenever used, as of the end of any Quarter, the excess, if any, by which (a) the sum resulting from adding together the Class B Unit

[1]	This amount will be the gross price per common unit in the underwritten public offering.

2

Arrearage for each of the Quarters during which any Class B Unit has been Outstanding exceeds (b) the sum of any distributions theretofore made to a Class B Unit pursuant to Section 5.11(b)(ii)(B)(x)(2) and the penultimate sentence of Section 6.5 (including any distributions to be made in respect of the last of such Quarters).
     “Excess Payment” has the meaning assigned to such term in Section 5.11(b)(vi)(B) (as set forth in Section 5.11(g)).
     “Initial Unit Price” means (a) with respect to the Common Units, the Class B Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
     “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, in the case of the Sponsor Class B Units, the Issue Price shall be deemed to be $[       ],2 in the case of the Privately Placed Class B Units, $[         ] per unit and in the case of the Privately Placed Common Units, $[                    ] per unit.
     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class B Units, Subordinated Units and Incentive Distribution Rights.
     “Private Common Unit Value” means with respect to the Privately Placed Common Units, $[     ] per unit.2
     “Privately Placed Class B Units” means the Class B Units issued pursuant to the Unit Purchase Agreement.
     “Privately Placed Common Units” means the Common Units issued pursuant to the Unit Purchase Agreement.

[2]	This amount will also be the gross price per common unit in the underwritten public offering.

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     “Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated November 16, 2006, by and among Williams Energy Services, LLC, Williams Field Services Group, LLC, Williams Field Services Company, LLC, the General Partner, the Partnership and Williams Partners Operating LLC.
     “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     “Sponsor Class B Units” means the Class B Units issued to [the General Partner] pursuant to the Purchase and Sale Agreement.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units

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but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
     “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a single class, at least a majority of the Outstanding Class B Units voting as a single class, and at least a majority of the Outstanding Subordinated Units voting as a single class, and after the end of the Subordination Period, at least a majority of the Outstanding Units.
     “Unit Purchase Agreement” means the Common Unit and Class B Unit Purchase Agreement, dated as of [                    ], 2006, among the Partnership and the purchasers named therein.
     2. Section 1.1 of the Partnership Agreement is hereby further amended to amend and restate the final sentence to the definition of “Common Unit” as follows:
“The term “Common Unit” does not include a Subordinated Unit or a Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.”
     3. Section 1.1 of the Partnership Agreement is hereby further amended to add the following new sentence at the end of the definition of “Subordinated Unit”:
“In addition to the foregoing, for the avoidance of doubt, the term “Subordinated Unit” does not include a Class B Unit.”
     4. Section 4.5(d) of the Partnership Agreement is hereby amended and restated to read in its entirety:
“(d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units and Common Units (whether issued upon conversion of the Subordinated Units, the Class B Units or otherwise) to one or more Persons.”
     5. Section 4.8(c) of the Partnership Agreement is hereby amended and restated to read in its entirety:
“(c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(c). The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(d). The transfer of a Privately Placed Common Unit shall be subject to the restrictions imposed by Section 6.7(d).”
     6. Section 5.5(a) of the Partnership Agreement is hereby amended to add the following at the end of such section:

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“The initial Capital Account balance in respect of each Privately Placed Class B Unit and each Sponsor Class B Unit shall be the Class B Unit Value, and the initial Capital Account balance of each holder of Class B Units in respect of all Class B Units held thereby shall be the product of such initial balance for a Class B Unit multiplied by the number of Class B Units held thereby. The initial Capital Account balance in respect of each Privately Placed Common Unit shall be the Private Common Unit Value, and the initial Capital Account balance of each holder of Privately Placed Common Units in respect of all Privately Placed Common Units held shall be the product of such initial balance for a Privately Placed Common Unit multiplied by the number of Privately Placed Common Units held thereby. Immediately following the creation of a Capital Account balance in respect of each Class B Unit, each Unitholder acquiring a Class B Unit at original issuance shall be deemed to have received a cash distribution in respect of such Class B Units in an amount equal to the product of (x) the total number of Class B Units so acquired by such Unitholder, multiplied by (y) either, (A) in the case of Privately Placed Class B Units, the difference between the Class B Unit Value and the Issue Price of a Privately Placed Class B Unit, or (B) in the case of Sponsor Class B Units, the difference between the Class B Unit Value and the Issue Price of a Sponsor Class B Unit. Immediately following the creation of a Capital Account balance in respect of each Privately Placed Common Unit, each Unitholder acquiring a Privately Placed Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Common Units in an amount equal to the product of (x) the total number of Privately Placed Common Units so acquired by such Unitholder, multiplied by (y) the difference between the Private Common Unit Value and the Issue Price of a Privately Placed Common Unit.”
     7. Section 5.5(d)(i) of the Partnership Agreement is hereby amended to add the following at the end of such section:
“Any adjustments that are made under this paragraph in connection with the issuance of the Class B Units and the Privately Placed Common Units shall be based on the Class B Unit Value, in the case of Class B Units, and the Private Common Unit Value, in the case of Privately Placed Common Units.”
     8. Section 5.7 of the Partnership Agreement is hereby amended to add a new clause (iv) to Section 5.7(b) as follows:
“(iv) the Cumulative Class B Unit Arrearage on all of the Outstanding Class B Units is zero.”
     9. Section 5.9(a) of the Partnership Agreement is hereby amended and restated to read in its entirety:

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“(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage, Class B Unit Arrearage or Cumulative Class B Unit Arrearage) or stated as a number of Units (including the number of Common Units into which Subordinated Units may convert prior to the end of the Subordination Period and the number of Common Units into which Class B Units may convert) are proportionately adjusted.”
     10. Article V of the Partnership Agreement is hereby amended to add a new Section 5.11 creating a new class of Units as follows:
“Section 5.11 Establishment of Class B Units
     (a) General. The General Partner hereby designates and creates a class of Units to be designated as “Class B Units” and consisting of a total of [                    ] Class B Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.11.
     (b) Rights of Class B Units. During the period commencing upon issuance of the Class B Units and ending on the Conversion Effective Date (or that later time specified in this Section 5.11(b)), unless amended pursuant to Section 5.11(g) hereof:
     (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units (other than Privately Placed Common Units) that were then Outstanding.
     (ii) Distributions from Operating Surplus During Subordination Period. Notwithstanding anything to the contrary in Section 6.4(a), Unitholders holding Class B Units shall receive the same distribution per Unit pursuant to Section 6.4(a) as Unitholders holding Common Units receive pursuant to Section 6.4(a); provided, that:
      (A) Unitholders holding Class B Unit shall not receive any distribution pursuant to Section 6.4(a)(i)) or Section 6.4(a)(ii); and

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      (B) following any distribution pursuant to Section 6.4(a)(ii) and prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed as follows: (x) (1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter and (y)(1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage existing with respect to such Quarter.
     (iii) Distributions from Operating Surplus After Subordination Period. Notwithstanding anything to the contrary in Section 6.4(b), Unitholders holding Class B Units shall receive the same distribution per Unit pursuant to Section 6.4(b) as other Unitholders receive pursuant to Section 6.4(b); provided, that:
      (A) Unitholders holding Class B Units shall not receive any distributions pursuant to Section 6.4(b)(i); and
      (B) following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.11(b)(iii)(A)) and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 100% to the General Partner and the Unitholders holding Class B Units, Pro Rata, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter.
     (iv) Allocation of Net Termination Gain to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that
     (A) Unitholders holding Class B Units shall not receive any allocation pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(i)(C); and

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     (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (iv)(B), until the Capital Account in respect of each Class B Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.11(b)(ii)(B)(x)(2) with respect to such Class B Unit for such Quarter, and (3) any then existing Cumulative Class B Unit Arrearage.
     (v) Allocation of Net Termination Loss to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (vi) Elimination of Cumulative Class B Unit Arrearages Upon Conversion. If a Cumulative Class B Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, as of such date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the Conversion Effective Date. For the taxable year in which the distribution is made, if not previously allocated, each Person receiving such distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A).
     (c) Voting Rights. The Class B Units will have such voting rights pursuant to the Partnership Agreement as such Class B Units would have if they were Common Units that were then Outstanding except that, (i) with respect to the Conversion Approval, none of the Class B Units shall be deemed Outstanding as of the record date for such vote or be

9

entitled to vote thereon, and (ii) other than with respect to the Conversion Approval, the Class B Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class. Each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the record date for the vote or written consent on the matter.
     (d) Certificates. The Class B Units will be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class B Units have not been registered under the Securities Act or any state securities laws.
     (e) Registrar and Transfer Agent. The General Partner will act as registrar and transfer agent of the Class B Units.
     (f) Conversion. Except as provided in Section 5.11(i) and in this Section 5.11(f), the Class B Units are not convertible into Common Units. The Partnership shall, pursuant to the Unit Purchase Agreement, as promptly as practicable following the issuance of any Class B Units, but in any event not later than 180 days following such issuance, take such actions as may be necessary or appropriate to submit to a vote or consent of its Unitholders that hold Common Units the approval of a change in the terms of the Class B Units to provide that each Class B Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units that occurs prior to the conversion of the Class B Units) effective immediately upon receipt of such approval from the Unitholders that hold Common Units of the Partnership (the “Conversion Approval”) without any further action by the holders thereof. The vote or consent required for the Conversion Approval shall be a Unit Majority or such other the requisite vote as may be required under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading. Upon receipt of the Conversion Approval and compliance with Section 5.11(h), the terms of the Class B Units will be changed, automatically and without further action, so that each Class B Unit is converted into one Common Unit and immediately thereafter, none of the Class B Units shall be Outstanding. The date that the Conversion Approval is obtained is herein referred to as the “Conversion Approval Date.”

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     (g) Automatic Provisions. If the Conversion Effective Date has not occurred within 180 days following the date of issuance of the Class B Units, then effective as of the next succeeding day (the “Class B Distribution Increase Date”) until the Conversion Effective Date, Section 5.11(b) will be deemed to be amended in its entirety, automatically and without further action, as follows:
     “(b) Rights of Class B Units. Prior to the Conversion Effective Date (or the later date specified in this Section 5.11(b)):
     (i) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Units to the same extent as such items would be so allocated if such Class B Units were Common Units (other than Privately Placed Common Units) that were then Outstanding;
     (ii) Distributions from Operating Surplus During the Subordination Period. Notwithstanding anything to the contrary in Section 6.4(a), Unitholders holding Class B Units shall receive distributions per Unit pursuant to Section 6.4(a) equal to 115% of the distribution per Unit received by Unitholders holding Common Units pursuant to Section 6.4(a); provided, that:
     (A) Unitholders holding Class B Units shall not receive any distribution pursuant to Section 6.4(a)(i) or Section 6.4(a)(ii); and
     (B) following any distribution pursuant to Section 6.4(a)(ii) and prior to any distribution pursuant to Section 6.4(a)(iii), Available Cash shall be distributed (x)(1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to 115% of the Minimum Quarterly Distribution for such Quarter (provided, further, that the portion of such distribution attributable to the additional 15% above the Minimum Quarterly Distribution shall be pro rated in the Quarter in which the Class B Distribution Increase Date occurs) and (y)(1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest,

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until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, existing with respect to such Quarter; and
     (iii) Distributions from Operating Surplus After the Subordination Period. Notwithstanding anything to the contrary in Section 6.4(b), Unitholders holding Class B Units shall receive distributions per Unit pursuant to Section 6.4(b) equal to 115% of the distribution per Unit received by other Unitholders pursuant to Section 6.4(b); provided, that:
     (A) Unitholders holding Class B Units shall not receive any distributions pursuant to Section 6.4(b)(i); and
     (B) following any distribution pursuant to Section 6.4(b)(i) (subject to Section 5.11(b)(iii)(A)) and prior to any distribution pursuant to Section 6.4(b)(ii), Available Cash shall be distributed 100% to the General Partner and the Unitholders holding Class B Units, Pro Rata, in accordance with their respective percentage interests until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to 115% of the Minimum Quarterly Distribution for such Quarter.
     (iv) Allocation of Net Termination Gain to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(i), Unitholders holding Class B Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i); provided, that:
     (A) Unitholders holding Class B Units shall not receive any allocations pursuant to Section 6.1(c)(i)(B) or Section 6.1(c)(1)(C);
     (B) following any allocation made pursuant to Section 6.1(c)(i)(B) and prior to any allocation made pursuant to Section 6.1(c)(i)(C), any remaining Net Termination Gain shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (iv)(B), until the Capital Account in respect of each Class B Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) 115% of the Minimum

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Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 5.11(b)(ii)(B)(x)(2) with respect to such Class B Unit for such Quarter, and (3) any then existing Cumulative Class B Unit Arrearage; and
     (C) the amount allocated to Unitholders holding Class B Units pursuant to Section 6.1(c)(1)(D), Section 6.1(c)(1)(E), Section 6.1(c)(1)(F) and Section 6.1(c)(1)(G) shall be the amount required to make the Per Unit Capital Amount of each Class B Unit equal to 115% of the Per Unit Capital Amount of a Common Unit.
     (v) Allocation of Net Termination Loss to Class B Unitholders. Notwithstanding anything to the contrary in Section 6.1(c)(ii), with respect to allocations made in accordance with Section 6.1(c)(ii), Unitholders holding Class B Units shall be allocated Net Termination Loss in accordance with Section 6.1(c)(ii)(B) in the same manner as Unitholders holding Common Units.
     (vi) Elimination of Cumulative Class B Unit Arrearages Upon Conversion; Excess Payments. If the Conversion Effective Date occurs after the Class B Distribution Increase Date, on the Conversion Effective Date (or the later date specified in Section 5.11(b)(vi)(B) below):
     (A) if a Cumulative Class B Unit Arrearage exists on the Conversion Effective Date, Available Cash shall be distributed (1) to the General Partner in accordance with its Percentage Interest and (2) to the Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage, if any, as of the Conversion Effective Date. This distribution shall not be deemed a distribution on a Common Unit, but the satisfaction of prior entitlements of the holders of Class B Units as of the Conversion Effective Date. For the taxable year in which such distribution is made, if not previously allocated, each Person receiving such cash distribution shall be allocated items of gross income in an amount equal to such distribution as provided in Section 6.1(d)(iii)(A); and

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     (B) for the Quarter in which such conversion occurs, concurrently with the distribution of Available Cash in respect of such Quarter in accordance with Section 6.4 hereof (subject to Section 5.11), a distribution shall be paid to each holder of record of Class B Units as of the Conversion Effective Date, with the amount of such distribution for each such Class B Unit to be equal to the product of (a) 15% of the amount to be distributed in respect of such Quarter to each Common Unit times (b) a fraction, of which (I) the numerator is the number of days in such Quarter up to but excluding the Conversion Effective Date and (II) the denominator is the total number of days in such Quarter (such amount, the “Excess Payment”). For the taxable year in which an Excess Payment is made, if not previously allocated, each holder of a Class B Unit shall be allocated items of gross income in an amount equal to the Excess Payment distributed to it as provided in Section 6.1(d)(iii)(A). For the avoidance of doubt, each Common Unit issued upon conversion of a Class B Unit shall be entitled to receive the full distribution payable to the holder of a Common Unit concurrently with the distribution of such Excess Payment.
     (h) Surrender of Certificates. Upon receipt of the Conversion Approval in accordance with Section 5.11(f) or a change in rules of the National Securities Exchange as described in Section 5.11(i), the General Partner shall give the holders of the Class B Units prompt notice of such Conversion Approval or change in rules and, subject to the requirements of Section 6.7(d), each holder of Class B Units shall promptly surrender the Class B Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Conversion Approval Date or, in the case of Section 5.11(i), the date of the effectiveness of such rule change (the “Conversion Effective Date”), and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.
     (i) Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or

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admission to trading of the Common Units that would be issued upon any conversion of any Class B Units into Common Units as provided in Section 5.11(f), the terms of such Class B Units will be changed so that each Class B Unit is converted (without further action or any vote of any Unitholders other than compliance with Section 5.11(h)) into one Common Unit and immediately thereafter, none of the Class B Units shall be Outstanding.”
     11. Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended to read in its entirety:
“(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 5.5(a), with respect to Class B Units or Privately Placed Common Units, or Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.”
     12. Article VI is hereby amended to add a new Section 6.1(d)(xiv) as follows:
“(xiv) Allocations for Class B Units and Privately Placed Common Units.
     (A) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event or Book-Down Event occurring after the date of issuance of the Class B Units and the Privately Placed Common Units, Partnership items of income or gain for such taxable period shall be allocated 100% (1) to the Partners holding Privately Placed Common Units in proportion to the number of Privately Placed Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for an outstanding Common Unit (other than a Privately Placed Common Unit) and (2) to the Partners holding Class B Units or converted Class B Units that are Outstanding as of the

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time of such conversion in proportion to the number of Class B Units or converted Class B Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Class B Unit or converted Class B Unit to the Per Unit Capital Amount for a then outstanding Common Unit.
     (B) With respect to any taxable period of the Partnership ending upon, or after, the transfer of Privately Placed Common Units or converted Class B Units to a Person that is not an Affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% (1) to the Partners transferring such Privately Placed Common Units in proportion to the number of Privately Placed Common Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Privately Placed Common Unit to the Per Unit Capital Amount for a then outstanding Common Unit (other than a Privately Placed Common Unit) and then (2) to the Partners transferring such converted Class B Units in proportion to the number of converted Class B Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such converted Class B Unit to the Per Unit Capital Amount for a then outstanding Common Unit.”
     12. Section 6.5 is hereby amended to add the following as a new penultimate sentence:
“Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Class B Unit then Outstanding an amount equal to the Cumulative Class B Unit Arrearage.”
     13. Section 6.6(a) of the Partnership Agreement is hereby amended to amend and restate the first sentence thereof as follows:
“The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages, Cumulative Common Unit Arrearages, Class B Unit Arrearages and Cumulative Class B Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9.”
     14. Article VI is hereby amended to add a new Section 6.7(d) as follows:
“(d) A Unitholder holding (1) a Privately Placed Common Unit or (2) a Class B Unit that has converted into a Common Unit pursuant to Section

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5.11 shall be required to provide notice to the General Partner of the transfer of the Privately Placed Common Unit or converted Class B Unit within the earlier of (i) 30 days following such transfer or (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiv)(B) to a prior transfer of the Unit or the application of Section 6.1(d)(xiv)(A), the General Partner has previously determined, based on advice of counsel, that the Privately Placed Common Unit or converted Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(d), the General Partner shall take whatever steps are required to provide economic uniformity to the Privately Placed Common Units and converted Class B Units in preparation for a transfer of such Units, including the application of Section 6.1(d)(xiv)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates.”
     15. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
     16. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
     17. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
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     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: Williams Partners GP LLC
By:
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